Exhibit 99.1

March 10, 2004

Press Release

SOURCE:  H&E Equipment Services L.L.C.

H&E Equipment Services Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2003

BATON ROUGE, LA., March 10, 2004/news/ —H&E Equipment Services L.L.C. (“H&E” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2003.  The merger between H&E and ICM Equipment Company L.L.C. (“ICM”) was completed on June 17, 2002.  Accordingly, the actual operating results for the year ended December 31, 2002 include the results of ICM from the period June 18, 2002 to December 31, 2002.

The Company reported a 0.5% increase in fourth quarter total revenues to $107.5 million in 2003 from $107.0 million for the fourth quarter 2002, with a 12.7% decline in earnings before interest, taxes, depreciation and amortization (EBITDA). The net loss for the fourth quarter this year was $7.2 million compared to a net loss of $5.8 million for the fourth quarter last year.

Revenues for the year ended December 31, 2003, were $413.7 million, compared to $351.7 million for the year ended December 31, 2002 (on an actual basis). On a pro forma basis, giving effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented, for the year ended December 31, 2003, total revenues declined 4.2% from last year, with a corresponding 18.1% decline in EBITDA.

“2003 was a challenging year for the Company due to the overall economic conditions affecting our industry,” said John Engquist, President and Chief Executive Officer.  “In spite of the challenges, we were successful in managing key elements of our business that we could control.  During the year, the Company generated sufficient cash flows to reduce total outstanding debt by $37.8 million.  For the year, total proceeds from the sales of rental fleet equipment exceeded the rental fleet capital expenditures by approximately $21.3 million.  We believe that we have one of the best maintained rental fleets in the industry, with an average age of 41.1 months at December 31, 2003.”

“We amended our credit agreement taking advantage of the Company’s strong asset base to provide additional liquidity and operating flexibility.  We were very pleased that the amendment extended the maturity of the senior secured credit facility to February 2009.  Also, during the fourth quarter and for the equipment industry in general, we continued to see some improvement in rental rates and a reduction in excess equipment fleet capactity as compared to earlier in the year,” said Engquist.

“We are anticipating steady economic improvement throughout 2004.  We believe we have the flexibility to continue managing the business relative to the economic changes,” concluded John Engquist.

Results of Operations

For the quarter ended December 31, 2003, total revenues were $107.5 million, compared to $107.0 million for the quarter ended December 31, 2002, an increase of $0.5 million or 0.5%. Equipment rental revenues decreased $4.1 million, or 9.6%, to $38.6 million from $42.7 million for the same time period last year.  The decrease was attributable primarily due to lower time utilization in the crane and hi-lift segments.New and used equipment sales were $42.0 million in 2003 compared to $38.9 million for 2002, an increase of $3.1 million, or 8.0%.  Sales of rental fleet equipment accounted for the quarter over quarter increase.  Parts sales and service revenues for the three months ended December 31, 2003 increased $0.8 million, or 3.8%, to $21.7 million from $20.9 million for the three months ended December 31, 2002.  Of the total increase, service revenues increased $0.5 million while parts sales increased $0.3 million.

For the three months ended December 31, 2003, total gross profit was $27.4 million, compared to $27.8 million for the three months ended December 31, 2002, a decrease of $0.4 million or 1.4%. Total gross profit margin was 25.5% compared with the total gross profit margin of 26.0% in the fourth quarter of 2002.

For the fourth quarter 2003, equipment rental gross profit decreased $2.0 million, or 13.3% to $13.0 million from $15.0 million for the same time period last year.  New and used equipment gross profit for the fourth quarter this year increased $1.7 million, or 38.6%, to $6.1 million from $4.4 million for the same period last year.  The gross profit margin increased 3.2% for fourth quarter 2003 compared to the gross profit margin last year.  Parts and service gross profit for the three months ended December 31, 2003 was $8.5 million, which was consistent for the same time period in 2002.  Parts gross profit decreased $1.0 million and service gross profit increased $0.9 million.

Selling, general and administrative expenses increased $1.0 million, or 4.2%, to $24.7 million for the three months ended December 31, 2003 from $23.7 million for the three months ended December 31, 2002.  The Company has continued to realize savings from the cost controlling initiatives implemented during the year.  However, some of the savings have been offset by increased insurance, professional fees, fuel and other expenses.

EBITDA for the three months ended December 31, 2003 decreased 12.7%, to $17.2 million from $19.7 million for the same period in 2002.

Pro Forma Results

The pro forma combined selected statement of operations data for the year ended December 31, 2002, presented herein, gives effect to the merger of ICM into H&E as if it had occurred at the beginning of the period presented.

For the year ended December 31, 2003 total revenues were $413.7 million, compared to $431.7 million (pro forma) for the year ended December 31, 2002, a decline of $18.0 million or 4.2%.

For the year ended December 31, 2003, equipment rental revenues decreased 8.8%, or $14.8 million, to $153.9 million from $168.7 million (pro forma) for the same time period last year.  Crane rental revenues decreased $5.7 million, hi-lift equipment rental revenues decreased $5.8 million, lift truck equipment rental revenues decreased $0.6 million, and other equipment rental revenues decreased $4.5 million.  Earth moving equipment rental revenues increased $1.8 million.

New and used equipment sales decreased to $152.6 million for the year ended December 31, 2003 from $153.0 million (pro forma), a decline of $0.4 million, or 0.3%, for the comparable period last year.  New and used equipment sales for cranes decreased $13.1 million, hi-lift equipment decreased $2.7 million and other equipment decreased $0.9 million.  New and used equipment sales for earth moving equipment increased $16.0 million and lift trucks increased $0.3 million.

Parts sales and service revenues for the year ended December 31, 2003 were $87.0 million compared to $91.4 million (pro forma) for the same period in 2002.  Of the total $4.4 million or 4.8% decline, parts sales accounted for $1.7 million of the difference and service revenues accounted for the remaining $2.7 million difference.

For year ended December 31, 2003 total gross profit was $106.3 million, compared to $119.2 million (pro forma) for the year ended December 31, 2002, a decline of $12.9 million, or 10.8%. For 2003, total gross profit margin decreased to 25.7% from 27.6% (pro forma) for 2002.

For the year ended December 31, 2003 equipment rental gross profit decreased 22.6% or $14.5 million to $49.6 million from $64.1 million (pro forma) for the same time period last year.

New and used equipment gross profit for the year ended December 31, 2003 increased 5.5% or $1.1 million, to $21.2 million from $20.1 million (pro forma) for the same period last year. The gross profit margin for new and used equipment sales increased to13.9% from 13.1% (pro forma) for the years ended December 31, 2003 and 2002, respectively.

Parts and service gross profit for the year ended December 31, 2003 declined $2.4 million or 6.4%, to $34.9 million from $37.3 million (pro forma) for the same time period in 2002.

Selling, general and administrative expenses declined $1.4 million or 1.4% to $99.9 million for the year ended December 31, 2003 from $101.3 million (pro forma) for the year ended December 31, 2002.

EBITDA for the year ended December 31, 2003 decreased 18.1%, to $65.1 million from $79.5 million (pro forma) for the same period in 2002.

The Company’s management will hold its fourth quarter earnings conference call on March 11, 2004 at 11:00 AM. Eastern Standard Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 41 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of our gross profit from parts sales and service revenues.  Refer to the Form 10-K for December 31, 2002, filed on April 14, 2003 and to the Form S-1 filed on December 31, 2003.

Forward-Looking Statements

Certain statements contained in this presentation are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “on track,” or “anticipates,” or the negative thereof or comparable terminology, or by discussion of strategy.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) intense competition.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002 (1)

Revenues:
Equipment rentals	$38,600	$42,697	$153,851	$136,624
New equipment sales	23,139	23,999	81,692	72,143
Used equipment sales	18,945	14,850	70,926	52,487
Parts sales	13,657	13,403	53,658	47,218
Service revenues	7,957	7,493	33,349	27,755
Other	5,209	4,564	20,206	15,473

Total revenues	107,507	107,006	413,682	351,700

Gross profit:

Equipment rentals	12,961	15,049	49,575	52,745
New equipment sales	2,281	1,240	7,526	6,088
Used equipment sales	3,782	3,161	13,719	9,461
Parts sales	3,487	4,453	14,572	13,207
Service revenues	4,984	4,061	20,306	16,317
Other	(63)	(159)	568	(1,340)

Total gross profit	27,432	27,805	106,266	96,478

Selling, general, and administrative expenses	24,696	23,710	99,872	82,294
Loss from litigation	—	—	17,434	—
Related party expense	—	—	1,275	—
Gain (loss) on sale of property and equipment	(2)	24	80	59

Income (loss) from operations	2,734	4,119	(12,235)	14,243

Interest expense	(9,953)	(10,109)	(39,394)	(28,955)
Other income, net	32	210	221	372

Loss before income taxes	(7,187)	(5,780)	(51,408)	(14,340)

Income tax (provision) benefit	(24)	—	(24)	1,271

Net loss	$(7,211)	$(5,780)	$(51,432)	$(13,069)

(1)          Includes the results of operations of ICM Equipment Company, L.L.C. from the date of the merger (June 18, 2002) through December 31, 2002.

H&E EQUIPMENT SERVICES L.L.C.

SELECTED BALANCE SHEET DATA

As of December 31, 2003 and 2002

(in thousands)

	2003	2002

Cash	$3,891	$3,398
Rental equipment, net	259,282	314,892
Total assets	401,954	468,344

Total debt (1)	290,979	328,737
Total liabilities	428,956	443,914
Member’s equity (deficit)	(27,002)	24,430
Total liabilities and member’s equity (deficit)	$401,954	$468,344

(1)  Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

COMBINED SELECTED STATEMENTS OF OPERATIONS DATA

(in thousands)

	Year Ended December 31,
	2003 Actual	2002 (1) Pro Forma

Revenues:
Equipment rentals	$153,851	$168,705
New equipment sales	81,692	87,907
Used equipment sales	70,926	65,100
Parts sales	53,658	55,374
Service revenues	33,349	35,990
Other	20,206	18,645

Total revenues	413,682	431,721

Gross profit:
Equipment rentals	49,575	64,106
New equipment sales	7,526	7,923
Used equipment sales	13,719	12,236
Parts sales	14,572	15,656
Service revenues	20,306	21,556
Other	568	(2,290)

Total gross profit	106,266	119,187

Selling, general, and administrative expenses	99,872	101,281
Loss from litigation	17,434	—
Related party expense	1,275	—
Gain on sale of property and equipment	80	59

Income (loss) from operations	$(12,235)	$17,965

(1)  The unaudited pro forma combined selected statement of operations data for the year ended December 31, 2002, gives effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented.

H&E EQUIPMENT SERVICES L.L.C.

RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003 Actual	2002 Actual	2003 Actual	2002 (1) Pro Forma

Income (loss) from operations	$2,734	$4,119	$(12,235)	$17,965
Depreciation and amortization	14,492	15,595	58,823	61,624
Loss from litigation	—	—	17,434	—
Loss (gain) on sale of property	2	(24)	(80)	(59)
Related party expense	—	—	1,275	—
Related party payment	(75)	—	(75)	—
Earnings before interest, taxes, depreciation, and amortization	$17,153	$19,690	$65,142	$79,530

(1) The unaudited pro forma combined selected statement of operations data for the year ended December 31, 2002, gives effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented.